EXHIBIT 99

                REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Audit Committee of the
   Board of Directors of
   Southeastern Banking Corporation

We have reviewed the accompanying consolidated balance sheet of Southeastern Banking Corporation and subsidiaries as of June 30, 2000 and the related consolidated statements of income for the three-month and six-month periods then ended and the related consolidated statements of shareholders equity and of cash flows for the six-month period then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements for them to be in conformity with generally accepted accounting principles.

/s/ BDO SEIDMAN, LLP
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Atlanta, Georgia
August 11, 2000